Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 29, 2009	Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $527,551

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2009.

For the quarter ended September 30, 2009, net income totaled $527,551 or $0.14 per fully diluted share, compared with $456,726, or $0.13 per fully diluted common share earned during the third quarter of 2008.

The increase in earnings results from an increase in net interest income. Net interest income increased 10.8 percent from $1,796,823 in the third quarter of 2008 to $1,990,519 for the same period in 2009. The continued reduction of deposit costs during the third quarter was largely responsible for the improvement in the margin. The provision for loan losses increased from $161,791 in the third quarter of 2008 to $261,001 for the same period in 2009. The increase in the loan loss provision results from a continued weakness in the economy which necessitated an increase in reserves associated with impaired loans. Noninterest income remained relatively unchanged, decreasing 0.3 percent to $591,083, compared to $592,490 reported for the quarter ended September 30, 2008. Noninterest expenses decreased slightly from $1,536,756 in the third quarter of 2008, to $1,528,005 in the third quarter of 2009, or 0.6 percent. This decrease is due to small decreases in salaries, employee benefits, and equipment expenses.

Loan loss reserves were $4,101,870 or 2.28 percent of total loans as of September 30, 2009. Non-performing assets were 0.40 percent of total assets at September 30, 2009, compared to 0.28 percent on that date in 2008. At September 30, 2009, the allowance for loan loss reserves equals 118 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $213,182,780 as of September 30, 2009, an increase of 3.7 percent from $205,527,349 reported as of September 30, 2008. Total deposits were $169,079,189 at quarter-end 2009, a 1.5 percent increase from the $166,528,950 reported at the end of the third quarter of 2008. Net loans increased 2.8 percent to $175,727,802, compared to $170,883,912 at September 30, 2008.

Net income for the nine months ended September 30, 2009, was $1,929,370, or $0.51 per diluted share, compared to $1,295,869, or $0.36 per diluted share, for the same period in 2008.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in

Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30, 2009	December 31, 2008	September 30, 2008
	(unaudited)		(unaudited)
Total assets	$213,183	$204,178	$205,527
Total loans	179,830	175,446	173,933
Investments	24,113	19,912	21,535
Deposits	169,079	163,747	166,529
Borrowed funds	13,950	12,440	12,675
Stockholders’ equity	28,230	24,383	24,165
Non-performing assets to total assets	0.40%	0.29%	0.28%
Loans past due more than 90 days to total loans	0.06%	0.02%	0.01%
Allowance for loan losses to total loans	2.28%	1.92%	1.75%
Book value per common share	$7.39	$6.87	$6.80

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income	$2,756	$3,098	$8,061	$9,536
Interest expense	766	1,302	2,523	4,275
Net interest income	1,990	1,796	5,538	5,261
Provision for loan losses	261	161	1,015	397
Net interest income after provision for loan losses	1,729	1,635	4,523	4,864
Noninterest income	591	592	2,738	1,742
Noninterest expense	1,528	1,537	4,908	4,659
Net income before taxes	792	690	2,353	1,947
Provision for income taxes	265	234	423	651
Net income	527	456	1,930	1,296
Preferred stock dividend declared	65	30	192	89
Net income available to common shareholders	$462	$426	$1,738	$1,207
Basic net income per share	$0.14	$0.13	$0.54	$0.38
Diluted net income per share	$0.14	$0.13	$0.51	$0.36
Return on average total assets *	1.00%	0.89%	1.24%	0.85%
Return on average total equity *	7.51%	7.60%	9.40%	7.32%
Yield on average interest earning assets	5.45%	6.37%	5.46%	6.56%
Cost of funds	1.69%	2.92%	1.88%	3.20%
Net yield on average interest earning assets	3.94%	3.69%	3.75%	3.62%
Overhead efficiency ratio	59.19%	64.32%	59.31%	66.52%
Net charge-offs/average loans	0.06%	0.03%	0.16%	0.08%

*	annualized for all periods presented